UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 27, 2016

PRA Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Corporate Boulevard, Norfolk, Virginia		23502
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	888-772-7326

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

PRA Group is aware that the United States Supreme Court today declined to grant certiorari and review the decision of the United States Court of Appeals for the Second Circuit in Madden v. Midland Funding, LLC, 786 F.3d 246 (2nd Cir. 2015). As a result, the court let stand the Appeals Court’s finding that the National Bank Act did not preempt New York’s state usury law for an assignee of a loan originated by a national bank because the assignee was not itself a national bank or collecting the debt on behalf of a national bank.

The company believes Madden will have little or no impact on its purchase and recovery of defaulted consumer credit card accounts.

PRA Group has taken an increasingly conservative approach to charging interest over the years, limiting or foregoing interest charges in the U.S. well before that became an industry trend. Other than postjudgment interest awarded by a court in collection litigation, the company does not assess interest charges on its domestic unsecured consumer accounts, regardless of whether its agreement with the selling credit grantor entitles it to or not. Court ordered interest is determined by state statutes or rules of court and awarded when deemed appropriate by a judge. The company has also refrained from purchasing accounts from online marketplace lenders, whose business models have been the subject of some commentary in light of Madden. Madden’s effect on how marketplace lenders originate, recover or sell loans is immaterial to PRA Group.

PRA Group common stock has been proudly traded on the NASDAQ stock market since November, 2002, through many industry and market changes. The company supports the notion of thorough research into its business prospects, particularly when such research and discussion is fair and accurate.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA Group, Inc.

June 27, 2016	By:	/s/ Kevin P. Stevenson

Name: Kevin P. Stevenson
Title: President, Chief Administrative Officer and Interim Chief Financial Officer